Exhibit 23.5

Independent Auditors’ Consent

We consent to the incorporation by reference in this Registration Statement of New Media Investment Group on Form S-3 of our report dated April 3, 2015 related to the financial statements of Stephens Media LLC and subsidiary as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014 (which report expresses an unmodified opinion and includes emphasis-of-matter paragraphs relating to, the Company’s election to change its method of accounting for goodwill in 2014, the Company’s sale of its Hawaii and Aberdeen newspaper operations and presentation of the operations for the years presented as discontinued operations and the execution of a purchase and sale agreement to sell substantially all of the Company’s net assets, with the exception of its investment in Northwest Arkansas Newspapers LLC, net pension obligation, long-term debt and two buildings in Fort Smith, Arkansas, to an unrelated party) appearing in the Current Report on Form 8-K on April 10, 2015 (as amended on Form 8-K/A on April 10, 2015), and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Little Rock, Arkansas

April 13, 2015